EXHIBIT 21.1

       SUBSIDIARIES OF AQUA CLARA BOTTLING & DISTRIBUTION, INC.


The following is a subsidiary of Aqua Clara Bottling & Distribution, Inc., a Colorado corporation:

	1.	Pocotopaug Investments, Inc., a Florida corporation,
                100% owned by Aqua Clara Bottling & Distribution, Inc.